Exhibit 99.1

CARMIKE CINEMAS REPORTS FOURTH QUARTER

AND FULL YEAR 2006 RESULTS

— ANNOUNCES CONFERENCE CALL TO REVIEW RESULTS —

COLUMBUS, GA – March 16, 2007 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today reported results for its fourth quarter and full year ended December 31, 2006.

Fourth Quarter and Full Year Operating Results

Total revenue for the quarter ended December 31, 2006 was $122.8 million compared to $131.0 million for the quarter ended December 31, 2005. Admissions revenue was $81.3 million for the quarter ended December 31, 2006 versus $86.3 million for the quarter ended December 31, 2005. Concessions and other revenue was $41.5 million for the fourth quarter of 2006 versus $44.7 million for the fourth quarter of 2005.

Operating income was $3.0 million for the fourth quarter of 2006 compared to $15.8 million in the same period in the prior year. During the fourth quarter of 2006, Carmike recognized an impairment charge of $5.8 million compared to a charge of $2.5 million in 2005 relating to several underperforming theaters. Theatre level cash flow was $26.0 million for the fourth quarter of 2006 versus $33.4 million for the same period in 2005. Interest expense was $12.7 million for the fourth quarter of 2006 versus $9.8 million in the prior year period, due to higher interest rates and an increase in average debt outstanding.

Net loss was approximately $5.7 million, or $0.46 per diluted share, for the quarter ended December 31, 2006, compared to net income of $1.2 million, or $0.09 per diluted share, for the quarter ended December 31, 2005.

“During the fourth quarter, with the exception of Happy Feet, the film slate was weaker than we have experienced in previous years, and the top grossing industry films did not perform successfully in our markets,” said Michael W. Patrick, Carmike’s Chairman, President and CEO. “While we are not satisfied with our performance, we have begun to see positive momentum in our operations. The digital installation at our theaters continues to progress, we are optimistic about the industry box office in 2007, and we believe we have opportunities to improve our operating results. We have faced some difficult challenges along the way, but we firmly believe we are on the right path to achieving cash flow improvement in the coming years.”

Carmike’s results for the full year of 2006 include results attributable to GKC Theatres. The results for the full year of 2005 included results attributable to GKC Theatres from May 19, 2005, the date of acquisition. The acquisition added 30 theatres with 263 screens in Illinois, Indiana, Michigan and Wisconsin.

For the year ended December 31, 2006, total revenues increased 5.7% to $495.5 million from $468.9 million for the year ended December 31, 2005. Operating income was $23.7 million in

2006, compared to $41.3 million in 2005. Carmike’s general and administrative expenses during 2006 were negatively impacted by $9.1 million for increased professional fees, including those related to the restatement of the Company’s financial statements. Theatre level cash flow was $100.3 million for the year ended December 31, 2006 compared to $98.3 million for 2005. Net loss was $19.4 million, or $1.57 per diluted share, for 2006, compared to net income of $0.2 million, or $0.01 per diluted share, for 2005.

At December 31, 2006, Carmike’s cash and cash equivalent balance was $26.0 million compared to $23.6 million at December 31, 2005. Carmike had net debt of $414.1 million at December 31, 2006, compared to net debt of $408.4 million at December 31, 2005. At December 31, 2006, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.

During the fourth quarter, the Company adopted Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” The Company identified $2.3 million of out of period errors and has recorded these adjustments to accumulated deficit as of January 1, 2006 under the provisions of SAB No. 108. The implementation of SAB No. 108 had no effect on the Company’s fourth quarter operating results.

Conference Call Information

Carmike will hold its fourth quarter 2006 earnings conference call on Monday, March 19, 2007, at 9:00 a.m. Eastern time to discuss the information contained in this release. The conference call can be accessed by dialing (800) 565-5442 or for international participants (913) 312-1298. The replay of the conference call will be available until midnight Eastern time, March 26, 2007, by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 4532237.

This call will also be webcast and can be accessed at Carmike’s website, www.carmike.com, at the Investor Relations link. The on-line replay will be available for a limited time immediately following the call.

Supplemental Financial Measures

Total debt, net debt and theatre level cash flows are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization, impairment of long-lived assets, (loss) gain on sale of property and equipment and termination of capital lease. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the fourth quarters and years ended December 31, 2006 and 2005, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.

About Carmike Cinemas

Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 289 theatres and 2,447 screens in 37 states, as of December 31, 2006. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema installation and opportunities, the box office performance in 2007, our strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified material weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006 under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

CONSOLIDATED STATEMENTS OF OPERATIONS

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands, except per share data)

	Year ended December 31,
	2006	2005	2004
Revenues:
Admissions	$324,309	$309,402	$331,479
Concessions and other	171,190	159,492	163,858

Total operating revenues	495,499	468,894	495,337

Operating costs and expenses:
Film exhibition costs	176,744	168,251	174,693
Concession costs	17,650	16,379	16,881
Other theatre operating costs	200,775	185,978	178,025
General and administrative expenses	29,442	19,819	19,301
Depreciation and amortization	41,038	37,214	33,765
Loss (gain) on sale of property and equipment and termination of capital lease	385	(2,599)	(2,412)
Impairment of long-lived assets	5,756	2,527	892

Totals operating costs and expenses	471,790	427,569	421,145

Operating income	23,709	41,325	74,192

Interest expense, net	47,510	35,284	30,073
Loss on extinguishment of debt	4,811	5,795	9,313

(Loss) income before reorganization benefit, income taxes and cumulative effect of change in accounting principle	(28,612)	246	34,806
Reorganization benefit	0	2,388	12,397

(Loss) income before income taxes and cumulative effect of change in accounting principle	(28,612)	2,634	47,203
Income tax (benefit) expense	(9,223)	2,369	19,262

(Loss) income before cumulative effect of change in accounting principle	(19,389)	265	27,941
Cumulative effect of change in accounting principle, net of taxes	0	(88)	0

Net (loss) income available for common stockholders	$(19,389)	$177	$27,941

Weighted average shares outstanding
Basic	12,341	12,194	11,704
Diluted	12,341	12,704	12,480

(Loss) income per common share-Basic:
Income before cumulative effect of change in accounting principle	$(1.57)	$0.02	$2.39
Cumulative effect of change in accounting principle, net of taxes	$0.00	$(0.01)	$0.00

Basic net (loss) income per share	$(1.57)	$0.01	$2.39

(Loss) income per common share-Diluted:
Income before cumulative effect of change in accounting principle	$(1.57)	$0.02	$2.24
Cumulative effect of change in accounting principle, net of taxes	$0.00	$(0.01)	$0.00

Diluted net (loss) income per share	$(1.57)	$0.01	$2.24

Dividends declared per share	$0.70	$0.70	$0.53

TOTAL DEBT AND NET DEBT

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	At December 31,
	2006	2005
Current maturities of long-term debt, capital leases and long-term financing obligations	$5,608	$2,435
Long-term debt, less current maturities	316,544	313,774
Capital leases and long-term financing obligations, less current maturities	117,979	115,809

Total debt	440,131	432,018
Less cash and cash equivalents	(26,016)	(23,609)

Net debt	$414,115	$408,409

THEATRE LEVEL CASH FLOW

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating income	$23,709	$41,325	$3,040	$15,766
Loss (gain) on sale of property and equipment and termination of capital lease	385	(2,599)	519	(2,101)
General and administrative expenses	29,442	19,819	6,467	8,077
Depreciation and amortization	41,038	37,214	10,227	9,102
Impairment of long-lived assets	5,756	2,527	5,756	2,527

Theatre level cash flow	$100,330	$98,286	$26,009	$33,371

Company Contact:

Investor Relations

203/682-8211